Via Federal Express &	November 12, 2013
Email: jdplants@vocecapital.com

Voce Capital Management, LLC

J. Daniel Plants

Managing Partner

600 Montgomery Street

San Francisco, California 94111

Re:	November 4, 2013 Letter

Dear Mr. Plants:

I am writing to respond to your November 4, 2013 letter, which the Board of Directors of CONMED Corporation has reviewed and discussed. We welcome and respect the views of all of our shareholders. We remain open to evaluating any potentially value-enhancing opportunities.

Consistent with our fiduciary duty, we have considered your comments in great detail. Currently, we are focused on executing our business strategy, which the Board believes is in the best interests of all shareholders. Some of the activities and metrics that demonstrate the strong operating performance delivered by CONMED over the past several years include:

-	CONMED has generated cash from operating activities of $251.8 million from January 2011 through September 2013 – a 12.3% return on sales for the period.
-	CONMED has increased adjusted earnings per share 30% in 2010, 15% in 2011 and 20% in 2012.
-	CONMED has expanded adjusted EBITDA margins 410 basis points in the three years ended December 2012.
-	CONMED has reduced overhead costs by consolidating 4 factories and by employing lean manufacturing practices.

CONMED has also delivered strong shareholder returns as well:

-	CONMED has returned value to shareholders via the 2%+ cash dividend yield and via share repurchases of over $63 million during the last three years.
-	Including the cash dividend, total shareholder return for the ten-month period ending October 31, 2013 was 31.9%.

The Board’s process for reviewing the Company’s governance practices and strategic direction is thorough and thoughtful.

CONMED is always willing to discuss these matters further. Please feel free to contact Robert Shallish, CFO, to arrange a mutually convenient time.

Thank you for your interest in CONMED.

Very Truly Yours,

/s/ Mark E. Tryniski
Mark E. Tryniski
Lead Independent Director

Cc:	CONMED Board of Directors
Robert D. Shallish, Jr,
Daniel S. Jonas, Esq.